Exhibit 99.1

Alteryx Announces First Quarter 2020 Financial Results

First Quarter Revenue of $108.8 million, up 43% Year-Over-Year
Dollar-Based Net Expansion Rate of 128%

IRVINE, Calif. – May 6, 2020 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its first quarter ended March 31, 2020.
“Alteryx delivered solid results and crossed over $400 million in annual recurring revenue in the first quarter, despite an abrupt and significant change in customer buying behavior late in the quarter,” said Dean Stoecker, CEO of Alteryx, Inc. “In these challenging times, we believe the importance of data has never been greater, and we remain focused on and committed to helping our customers leverage data to better navigate these circumstances.”
First Quarter 2020 Financial Highlights

•	Revenue: Revenue for the first quarter of 2020 was $108.8 million, an increase of 43%, compared to revenue of $76.0 million in the first quarter of 2019.

•
Gross Profit: GAAP gross profit for the first quarter of 2020 was $95.8 million, or a GAAP gross margin of 88%, compared to GAAP gross profit of $68.0 million, or a GAAP gross margin of 89%, in the first quarter of 2019. Non-GAAP gross profit for the first quarter of 2020 was $99.4 million, or a non-GAAP gross margin of 91%, compared to non-GAAP gross profit of $68.8 million, or a non-GAAP gross margin of 90%, in the first quarter of 2019.

•
Income (Loss) from Operations: GAAP loss from operations for the first quarter of 2020 was $(20.1) million, compared to GAAP loss from operations of $(4.4) million for the first quarter of 2019. Non-GAAP loss from operations for the first quarter of 2020 was $(3.2) million, compared to non-GAAP income from operations of $1.4 million for the first quarter of 2019.

•
Net Income (Loss): GAAP net loss attributable to common stockholders for the first quarter of 2020 was $(15.5) million, compared to GAAP net income of $5.9 million for the first quarter of 2019. GAAP net loss per diluted share for the first quarter of 2020 was $(0.24), based on 65.6 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.09, based on 67.5 million GAAP weighted-average diluted shares outstanding for the first quarter of 2019.

Non-GAAP net loss and non-GAAP net loss per diluted share for the first quarter of 2020 were $(6.5) million and $(0.10), respectively, compared to non-GAAP net income of $3.0 million and non-GAAP net income per diluted share of $0.04 for the first quarter of 2019. Non-GAAP net loss per diluted share for the first quarter of 2020 was based on 65.6 million non-GAAP weighted-average diluted shares outstanding, compared to 67.5 million non-GAAP weighted-average diluted shares outstanding for the first quarter of 2019.

•
Balance Sheet and Cash Flow: As of March 31, 2020, we had cash, cash equivalents, and short-term and long-term investments of $991.9 million, compared to $974.9 million as of December 31, 2019. Cash provided by operating activities for the first quarter of 2020 was $20.0 million, compared to cash provided by operating activities of $16.0 million for the first quarter of 2019.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
First Quarter 2020 and Recent Business Highlights

•	Ended the first quarter of 2020 with 6,443 customers, a 30% increase from the first quarter of 2019. Added 356 net new customers in the first quarter of 2020.

•	Achieved a dollar-based net expansion rate (annual contract value based) of 128% for the first quarter of 2020.

•	Named a Leader in Gartner’s 2020 Magic Quadrant for Data Science and Machine-Learning Platforms.[1]

Financial Outlook
As of May 6, 2020, we are providing guidance for the second quarter of 2020 as described below. Given uncertainties related to the ongoing novel coronavirus and coronavirus disease, or COVID-19 pandemic, and rapidly changing global economic environment, we are withdrawing our previously issued full-year 2020 guidance provided on February 13, 2020.

•	Second Quarter 2020 Guidance:

•	Revenue is expected to be in the range of $91.0 million to $95.0 million, an increase of 10% to 15% year-over-year.

•	Non-GAAP loss from operations is expected to be in the range of $(9.0) million to $(13.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.12) to $(0.18) based on approximately 67.0 million non-GAAP weighted-average diluted shares outstanding.
The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share exclude estimates for stock‑based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward‑looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2020 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
1Gartner, “2020 Magic Quadrant for Data Science and Machine-Learning Platforms,” Peter Krensky, Pieter den Hamer, Erick Brethenoux, Jim Hare, Carlie Idoine, Alexander Linden, Svetlana Sicular, Farhan Choudhary, February 11, 2020.*
*Gartner Disclaimer
Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors Relations” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through May 13, 2020, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13701680. An archived webcast of this conference call will also be available on the “Investors Relations” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.

Acquisition-related adjustments. We exclude amortization and impairment of intangible assets which is non-cash and related to business combinations, from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Income tax adjustments. We utilize a fixed annual projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we evaluated an annual projection that excludes the direct impact of the following non-cash items: stock-based compensation expenses, amortization of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2020 and 2019. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non‑GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). We also use annual recurring revenue, or ARR, as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items. ARR represents the total annual contract value for active customer subscription contracts as of the measurement date.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the second quarter of 2020, our market opportunity, our ability to execute our long-term growth strategy, our non-GAAP tax rate for 2020, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: the impact to our business due to the COVID-19 pandemic; our ability to manage our growth effectively; our ability to expand our talent base, particularly our sales force and software engineers, and increase their productivity; our history of losses; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and expand sales to and retain existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of COVID-19 on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of COVID-19 on our customers’ purchasing decisions and the length of our sales cycles, particularly for customers in certain industries highly affected by COVID-19.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, which is available on the “Investor Relations” page of our website at https://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com
Investor Contacts
Alteryx, Inc.
Elena Carr, 844-842-1912
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Subscription-based software license	$50,744	$34,807
PCS and services	58,087	41,213
Total revenue	108,831	76,020
Cost of revenue:
Subscription-based software license	1,981	597
PCS and services	11,066	7,403
Total cost of revenue	13,047	8,000
Gross profit	95,784	68,020
Operating expenses:
Research and development	26,181	14,072
Sales and marketing	65,165	38,450
General and administrative	24,543	19,900
Total operating expenses	115,889	72,422
Loss from operations	(20,105)	(4,402)
Interest expense	(9,303)	(2,986)
Other income (expense), net	(2,462)	2,829
Loss before benefit of income taxes	(31,870)	(4,559)
Benefit of income taxes	(16,397)	(10,473)
Net income (loss)	$(15,473)	$5,914
Net income (loss) per share attributable to common stockholders, basic	$(0.24)	$0.10
Net income (loss) per share attributable to common stockholders, diluted	$(0.24)	$0.09
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	65,569	61,926
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	65,569	67,478

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cost of revenue	$436	$307
Research and development	3,627	839
Sales and marketing	5,149	2,199
General and administrative	4,452	1,990
Total	$13,664	$5,335

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$228,020	$409,949
Short-term investments	534,887	376,995
Accounts receivable, net	53,824	129,912
Prepaid expenses and other current assets	63,547	55,129
Total current assets	880,278	971,985
Property and equipment, net	24,483	20,296
Operating lease right-of-use assets	45,266	33,600
Long-term investments	229,027	187,921
Goodwill	36,756	36,910
Intangible assets, net	18,716	22,083
Other assets	88,796	69,543
Total assets	$1,323,322	$1,342,338
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,280	$9,383
Accrued payroll and payroll related liabilities	23,668	53,683
Accrued expenses and other current liabilities	29,412	31,715
Deferred revenue	78,469	83,895
Convertible senior notes, net	69,233	68,154
Total current liabilities	214,062	246,830
Convertible senior notes, net	636,917	630,321
Deferred revenue	2,216	2,733
Operating lease liabilities	40,569	29,293
Other liabilities	3,173	8,254
Total liabilities	896,937	917,431
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	427,510	412,191
Retained earnings (accumulated deficit)	(1,847)	14,235
Accumulated other comprehensive income (loss)	715	(1,526)
Total stockholders’ equity	426,385	424,907
Total liabilities and stockholders’ equity	$1,323,322	$1,342,338

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(15,473)	$5,914
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,760	1,412
Non-cash operating lease cost	1,757	1,000
Stock-based compensation	13,664	5,335
Amortization (accretion) of discounts and premiums on investments, net	(606)	(764)
Amortization of debt discount and issuance costs	7,675	2,699
Deferred income taxes	(16,628)	(10,550)
Other non-cash operating activities, net	7,509	(1,035)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	74,901	42,880
Deferred commissions	461	(1,177)
Prepaid expenses and other current assets and other assets	(20,371)	(7,476)
Accounts payable	4,285	1,762
Accrued payroll and payroll related liabilities	(29,690)	(10,543)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(4,919)	(595)
Deferred revenue	(5,350)	(12,824)
Net cash provided by operating activities	19,975	16,038
Cash flows from investing activities:
Purchases of property and equipment	(4,976)	(1,528)
Purchases of investments	(313,611)	(73,553)
Sales and maturities of investments	116,691	76,981
Net cash provided by (used in) investing activities	(201,896)	1,900
Cash flows from financing activities:
Proceeds from receipt of Section 16(b) disgorgement	—	4,918
Proceeds from exercise of stock options and taxes withheld	11,600	18,425
Minimum tax withholding paid on behalf of employees for restricted stock units	(9,945)	(2,439)
Other financing activity	(433)	(1,305)
Net cash provided by financing activities	1,222	19,599
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,228)	(105)
Net increase (decrease) in cash, cash equivalents and restricted cash	(181,927)	37,432
Cash, cash equivalents and restricted cash—beginning of period	411,424	90,961
Cash, cash equivalents and restricted cash—end of period	$229,497	$128,393

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$95,784	$68,020
GAAP gross margin	88%	89%
Add back:
Stock-based compensation expense	436	307
Amortization of intangible assets	1,118	446
Impairment of intangible assets	2,025	—
Non-GAAP gross profit	$99,363	$68,773
Non-GAAP gross margin	91%	90%
Reconciliation of non-GAAP income from operations:
GAAP loss from operations	$(20,105)	$(4,402)
GAAP operating margin	(18)%	(6)%
Add back:
Stock-based compensation expense	13,664	5,335
Amortization of intangible assets	1,168	505
Intangible asset impairment	2,025	—
Non-GAAP income (loss) from operations	$(3,248)	$1,438
Non-GAAP operating margin	(3)%	2%
Reconciliation of non-GAAP net income:
GAAP net income (loss) attributable to common stockholders	$(15,473)	$5,914
Add back:
Stock-based compensation expense	13,664	5,335
Amortization of intangible assets	1,168	505
Intangible asset impairment	2,025	—
Amortization of debt discount and issuance costs	6,947	2,452
Income tax adjustments	(14,784)	(11,220)
Non-GAAP net income (loss)	$(6,453)	$2,986
Non-GAAP income (loss) per diluted share:
Non-GAAP net income (loss)	$(6,453)	$2,986
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	65,569	67,478
Non-GAAP net income (loss) per diluted share	$(0.10)	$0.04
Reconciliation of non-GAAP net income (loss) per diluted share:
GAAP net income (loss) per share attributable to common stockholders, diluted	$(0.24)	$0.09
Add back:
Non-GAAP adjustments to net income (loss) per share	0.14	(0.05)
Non-GAAP net income (loss) per diluted share	$(0.10)	$0.04
Alteryx, Inc.
Key Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2019	2019	2019	2019	2020
Customers	4,973	5,278	5,613	6,087	6,443

Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year.  To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2019	2019	2019	2019	2020
Dollar-based net expansion rate	134%	133%	132%	130%	128%

Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2019	2019	2019	2019	2020
Remaining performance obligations	$214.0	$238.8	$271.8	$407.0	$400.4

Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2019	2019	2019	2019	2020
Contract assets	$34.5	$38.6	$50.4	$57.8	$75.8